Exhibit 99(n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Pre-Effective Amendment No. 3 to the Registration Statement of BlackRock World Investment Trust on Form N-2 (Securities Act Registration No. 333-127768 and Investment Company Act Registration No. 811-21800) of our report dated October 13, 2005 relating to the financial statements of BlackRock World Investment Trust as of October 11, 2005 and for the period from August 19, 2005 (date of inception) to October 11, 2005 appearing in the Statement of Additional Information, which is part of such Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts

October 21, 2005